Exhibit 99.1

Skyline Bankshares, Inc. Announces Fourth Quarter 2025 Results

FOR IMMEDIATE RELEASE

For more information contact:

Blake Edwards, President & CEO – 276-773-2811

Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, February 2, 2026 (Globe Newswire) -- Skyline Bankshares, Inc. (the “Company”) (OTC QX: SLBK) – the holding company for Skyline National Bank (the “Bank”) – announced its results of operations for the fourth quarter of 2025.

The Company recorded net income of $4.4 million, or $0.79 per share, for the quarter ended December 31, 2025, compared to net income of $4.1 million, or $0.73 per share, for the third quarter of 2025 and net income of $2.5 million, or $0.45 per share, for the fourth quarter of 2024. For the year ended December 31, 2025, net income was $15.8 million, or $2.84 per share, compared to net income of $7.4 million, or $1.34 per share, for the year ended December 31, 2024. Fourth quarter 2025 earnings represented an annualized return on average assets (“ROAA”) of 1.34% and an annualized return on average equity (“ROAE”) of 16.60%, compared to 0.82% and 11.23%, respectively, for the same period last year. Excluding nonrecurring merger-related expenses of $923 thousand relating to the acquisition of Johnson County Bank, net income would have been $3.2 million, or $0.58 per share, for the fourth quarter of 2024. This would represent an annualized ROAA and ROAE of 1.06% and 14.54%, respectively, for the fourth quarter of 2024. Net interest margin (“NIM”) was 4.39% for the fourth quarter of 2025, compared to 4.10% for the fourth quarter of 2024.

President and CEO Blake Edwards stated, “We are very pleased with our results for the fourth quarter and for the year ended December 31, 2025. Adjusted net income increased by $6.4 million, or 67.80%, in the year-over-year comparison when adjusted for nonrecurring, merger-related costs in 2024. Earnings for the twelve-month period ended December 31, 2025 increased to $2.84 per share compared to $2.50 per share for the twelve-month period ended September 30, 2025 as merger related costs in the fourth quarter of 2024 no longer impacted the calculation. Solid balance sheet growth was also a mark of 2025 with total assets increasing at a rate of 6%, while loans and deposits both increased by more than 7% during the year. It is worth noting that the increase in total assets came despite a reduction in borrowings of over $29.2 million.”

Edwards continued, “Our net interest margin increased from 4.27% in the third quarter of 2025 to 4.39% in the fourth quarter. The aforementioned reduction in borrowings came as we grew our noninterest-bearing deposit accounts by $33.1 million, or 9.79%. This increase in low-cost deposits was accretive to margins throughout the year. Dividends were increased to $0.52 per share in 2025, representing an increase of 13.04%, when compared to the dividends of $0.46 per share paid in 2024.”

Edwards concluded, “As we look to build on the success of 2025, our team will continue to focus on our long-term strategy of growing the Skyline franchise and creating shareholder value with an emphasis on relationship-banking and positioning ourselves as the bank of choice throughout our market area. I believe we remain well positioned for growth and success in the future and know that our employees will continue to deliver on our brand promise of being “Always our Best” for our customers each and every day.”

Highlights

●

In connection with the acquisition of JCB, effective September 1, 2024, the Company acquired $154.1 million in assets at fair value, including $87.2 million in loans. The Company also assumed $133.8 million of liabilities at fair value, including $125.3 million of total deposits with a core deposit intangible asset recorded of $3.4 million, and goodwill of $4.6 million.

●	Net income was $4.4 million, or $0.79 per share, for the fourth quarter of 2025, compared to $2.5 million, or $0.45 per share, for the fourth quarter of 2024.
●	NIM was 4.39% for the fourth quarter of 2025, compared to 4.27% in the third quarter of 2025, and 4.10% in the fourth quarter of 2024.
●	Total assets increased $75.7 million, or 6.22%, to $1.29 billion at December 31, 2025 from $1.22 billion at December 31, 2024.

●	Net loans were $1.05 billion at December 31, 2025, an increase of $73.1 million, or 7.49%, when compared to $976.4 million at December 31, 2024.
●	Total deposits were $1.18 billion at December 31, 2025, an increase of $86.0 million, or 7.87%, from $1.09 billion at December 31, 2024.
●	Book value increased from $15.69 per share at December 31, 2024 to $19.00 per share at December 31, 2025.

Fourth Quarter and Year Ended December 31, 2025 Income Statement Review

Net interest income after provision for credit losses in the fourth quarter of 2025 was $13.1 million, compared to $11.4 million in the fourth quarter of 2024. Total interest income was $17.1 million in the fourth quarter of 2025, representing an increase of $1.7 million in comparison to the $15.4 million in the fourth quarter of 2024. Interest income on loans increased in the quarterly comparison by $1.6 million, primarily due to organic loan growth. Management anticipates that this loan growth will continue to have a positive impact on both earning assets and loan yields. Interest expense on deposits increased by $58 thousand in the quarterly comparison, primarily due to an increase in interest-bearing deposits. Management anticipates that interest expense on deposits could increase in the near term as competitive pressures for deposits continues throughout the Bank’s footprint. Interest on borrowings decreased by $122 thousand during the fourth quarter of 2025 due to a decrease in borrowings of $26.5 million during the quarter.

For the year ended December 31, 2025, net interest income after provision for credit losses was $49.5 million compared to $38.4 million for the year ended December 31, 2024. Interest income increased by $12.2 million, primarily due to an increase of $12.2 million in interest income on loans. Interest expense on deposits increased by $1.5 million for the year ended December 31, 2025 compared to the same period last year. As previously discussed, this is a reflection of the increased competitive pressures for deposits in addition to the $52.9 million increase in interest-bearing deposits during 2025. Interest on borrowings decreased by $193 thousand in the year-over-year comparison.

Fourth quarter 2025 and 2024 noninterest income was comparable at $2.1 million. The increase of $72 thousand in the quarter over quarter comparison was primarily due to an increase in service charges and fees of $94 thousand offset by a decrease of $29 thousand in the cash value of life insurance.

For the year ended December 31, 2025 and 2024, noninterest income was $7.8 million and $7.3 million, respectively. Included in noninterest income for the year 2025 was $60 thousand from life insurance contracts. Included in noninterest income for the year 2024 was $221 thousand from life insurance contracts and a net realized security loss of $141 thousand. The net security loss resulted from the recognition of unamortized premiums on a called bond. Excluding these items, noninterest income increased by $520 thousand in the year-over-year comparison, primarily because of an increase in service charges and fees of $526 thousand.

Noninterest expense in the fourth quarter of 2025 was $9.6 million compared with $10.3 million in the fourth quarter of 2024, a decrease of $665 thousand or 6.46%. Salary and benefits increased by $532 thousand in the quarterly comparison due to routine personnel additions and salary adjustments, as well as increased benefit costs. Merger related expenses related to the acquisition of Johnson County Bank were $923 thousand for the fourth quarter of 2024.

For the year ended December 31, 2025, total noninterest expenses increased by $1.0 million compared to the same period in 2024. Salary and benefit cost increased by $1.7 million due to the increase in employees resulting from the JCB acquisition combined with routine increases year-over-year. Occupancy and equipment expenses increased by $231 thousand, and data processing increased by $464 thousand in the year-over-year comparison. FDIC assessments increased by $243 thousand and the core deposit intangible amortization increased by $290 thousand. Merger related expenses related to the acquisition of Johnson County Bank were $2.4 million for the year ended December 31, 2024.

Net income before taxes increased by $2.5 million in the quarterly comparison, causing an increase in income tax expense of $598 thousand. In the year-over-year comparison, net income before taxes increased by $10.7 million, resulting in an increase in income tax expense of $2.3 million.

Balance Sheet Review

Total assets decreased in the fourth quarter of 2025 by $13.2 million, or 1.01%, to $1.29 billion at December 31, 2025 from $1.31 billion at September 30, 2025, and increased by $75.7 million, or 6.22%, from $1.22 billion at December 31, 2024. The change in total assets during the quarter can be primarily attributed to the loan growth of $21.8 million and deposit growth of $8.0 million and a decrease in borrowings of $26.5 million.

Total loans increased during the fourth quarter by $21.8 million, or 2.10%, to $1.06 billion at December 31, 2025 from $1.04 billion at September 30, 2025, and increased by $73.7 million, or 7.49%, compared to $984.5 million at December 31, 2024. Core loan growth during the fourth quarter of 2025 was at an annualized rate of 8.39%.

Asset quality has remained strong, with a ratio of nonperforming loans to total loans of 0.45% at December 31, 2025 compared to 0.26% at December 31, 2024. The increase in the ratio of nonperforming loans to total loans was primarily related to one loan relationship going into nonaccrual status during the quarter. Based on discounted appraisal values, management does not expect any credit losses on the relationship at this time. The allowance for credit losses remained comparable at approximately 0.82% of total loans as of December 31, 2025 and December 31, 2024, respectively.

Investment securities decreased by $397 thousand during the fourth quarter to $114.1 million at December 31, 2025 from $114.5 million at September 30, 2025, and decreased by $4.2 million from $118.3 million at December 31, 2024. The decrease in the fourth quarter of 2025 was the result of $1.7 million in paydowns and maturities, and a decrease in unrealized losses of $1.3 million due to the changes in interest rates during the quarter.

Total deposits increased in the fourth quarter of 2025 by $8.0 million, or 0.68%, to $1.18 billion at December 31, 2025 from $1.17 billion at September 30, 2025, and increased $86.0 million, or 7.87%, compared to $1.09 billion at December 31, 2024. Noninterest bearing deposits increased by $7.1 million and interest-bearing deposits increased by $901 thousand during the quarter. Lower cost interest-bearing deposits increased by $14.9 million during the quarter offset by a decrease in higher cost time deposits of $14.0 million.

Total stockholders’ equity increased by $5.8 million, or 5.68%, to $107.7 million at December 31, 2025, from $101.9 million three months earlier, and increased $19.0 million, or 21.42%, from $88.7 million at December 31, 2024. The change during the quarter was due to earnings of $4.4 million and $1.1 million in other comprehensive income. Book value increased from $15.69 per share at December 31, 2024 to $19.00 per share at December 31, 2025.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. These include statements as to expectations regarding future financial performance and any other statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. Our ability to predict results, or the actual effect of our plans or strategies, is inherently uncertain and subject to a number of risks. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to: changes in interest rates; general economic and financial market conditions; the effect of changes in banking, tax and other laws and regulations and interpretations or guidance thereunder; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the economic impact of duties, tariffs or other barriers or restrictions on trade, and any retaliatory counter measures, and the volatility and uncertainty arising therefrom; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; the Company’s capital and liquidity; competition; demand for financial services in the Company’s market area; the implementation of new technologies; the ability to develop and maintain secure and reliable electronic systems; accounting principles, policies, and guidelines; and other factors identified in Item 1A, “Risk Factors,” in the Company’s Annual Report on 10-K for the year ended December 31, 2024. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update or clarify these forward‐looking statements, whether as a result of new information, future events or otherwise.

(See Attached Financial Statements for quarter ending December 31, 2025)

Skyline Bankshares, Inc.

Condensed Consolidated Balance Sheets

December 31, 2025; September 30, 2025; December 31, 2024

	December 31,	September 30,	December 31,
(dollars in thousands except share amounts)	2025	2025	2024
	(Unaudited)	(Unaudited)	(Audited)
Assets
Cash and due from banks	$19,724	$24,260	$17,889
Interest-bearing deposits with banks	3,125	32,042	1,562
Federal funds sold	343	240	-
Investment securities available for sale	114,096	114,493	118,287
Restricted equity securities	3,474	4,662	4,034
Loans	1,058,198	1,036,439	984,459
Allowance for credit losses	(8,666)	(8,547)	(8,027)
Net loans	1,049,532	1,027,892	976,432
Cash value of life insurance	27,169	27,013	26,743
Other real estate owned	-	-	140
Properties and equipment, net	40,760	40,906	34,663
Accrued interest receivable	4,541	4,135	4,013
Core deposit intangible	3,043	3,217	3,815
Goodwill	7,900	7,900	7,900
Deferred tax assets, net	3,696	4,146	5,593
Other assets	15,900	15,621	16,528
Total assets	$1,293,303	$1,306,527	$1,217,599

Liabilities
Deposits
Noninterest-bearing	$371,001	$363,910	$337,918
Interest-bearing	807,164	806,263	754,285
Total deposits	1,178,165	1,170,173	1,092,203

Borrowings	-	26,500	29,254
Accrued interest payable	531	644	950
Other liabilities	6,943	7,330	6,524
Total liabilities	1,185,639	1,204,647	1,128,931

Stockholders’ Equity
Common stock and surplus	33,984	33,658	33,507
Retained earnings	86,617	82,225	73,714
Accumulated other comprehensive loss	(12,937)	(14,003)	(18,553)
Total stockholders’ equity	107,664	101,880	88,668
Total liabilities and stockholders’ equity	$1,293,303	$1,306,527	$1,217,599
Book value per share	$19.00	$18.03	$15.69
Tangible book value per share(1)	$17.07	$16.06	$13.62

Asset Quality Indicators
Nonperforming assets to total assets	0.37%	0.17%	0.22%
Nonperforming loans to total loans	0.45%	0.22%	0.26%
Allowance for credit losses to total loans	0.82%	0.82%	0.82%
Allowance for credit losses to nonperforming loans	180.17%	381.39%	313.19%

(1) Tangible book value is a Non-GAAP financial measure defined as stockholders’ equity less goodwill and other intangible assets, divided by shares outstanding, that the Company believes is a meaningful measure of capital adequacy because it provides a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses. See “Reconciliation of Non-GAAP Financial Measures” at the end of this release.

Skyline Bankshares, Inc.

Condensed Consolidated Statement of Operations

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(dollars in thousands except share amounts)	2025	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Interest income
Loans and fees on loans	$16,151	$15,925	$14,541	$62,164	$49,974
Interest-bearing deposits in banks	232	262	92	667	390
Federal funds sold	4	7	4	18	37
Interest on securities	630	638	692	2,603	2,871
Dividends	110	42	109	297	264
	17,127	16,874	15,438	65,749	53,536
Interest expense
Deposits	3,659	3,695	3,601	14,130	12,650
Interest on borrowings	146	288	268	1,223	1,416
	3,805	3,983	3,869	15,353	14,066
Net interest income	13,322	12,891	11,569	50,396	39,470

Provision for credit losses	217	189	214	868	1,116
Net interest income after provision for credit losses	13,105	12,702	11,355	49,528	38,354

Noninterest income
Service charges on deposit accounts	665	651	624	2,506	2,317
Other service charges and fees	1,199	1,050	1,146	4,181	3,844
Net realized losses on securities	-	-	-	-	(141)
Mortgage origination fees	69	52	68	238	277
Increase in cash value of life insurance	156	184	185	694	643
Life insurance income	-	-	-	60	221
Other income	48	24	42	106	124
	2,137	1,961	2,065	7,785	7,285
Noninterest expenses
Salaries and employee benefits	5,108	4,987	4,576	19,445	17,770
Occupancy and equipment	1,518	1,465	1,445	5,867	5,636
Data processing expense	898	864	940	3,483	3,019
FDIC Assessments	238	241	279	963	720
Advertising	273	304	252	1,071	965
Bank franchise tax	124	132	136	520	466
Director fees	102	103	148	400	326
Professional fees	230	304	276	1,084	856
Telephone expense	118	115	120	475	473
Core deposit intangible amortization	174	178	216	772	482
Merger-related expenses	-	-	923	-	2,423
Other expense	850	872	987	3,201	3,145
	9,633	9,565	10,298	37,281	36,281
Net income before income taxes	5,609	5,098	3,122	20,032	9,358

Income tax expense	1,217	1,022	619	4,190	1,933
Net income	$4,392	$4,076	$2,503	$15,842	$7,425

Net income per share	$0.79	$0.73	$0.45	$2.84	$1.34
Weighted average shares outstanding	5,588,188	5,584,704	5,557,156	5,585,582	5,557,210
Dividends declared per share	$0.00	$0.27	$0.00	$0.52	$0.46

Skyline Bankshares, Inc.

Reconciliation of Non-GAAP Financial Measures

In addition to financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures that provide useful information for financial and operational decision making, evaluating trends, and understanding the Company’s financial condition, capital position and financial results. Non-GAAP financial measures are supplemental and not a substitute for, or more important than, financial measures prepared in accordance with GAAP and may not be comparable to those reported by other financial institutions. The non-GAAP financial measure presented in this document includes tangible book value per share, and the following items adjusted for merger related expenses: net income, return on average assets, return on average equity, and net income per share. For periods that are shorter than twelve months, the Company annualizes net income for the return on average assets and the return on average equity. The following tables present calculations underlying non-GAAP financial measures.

	December 31,	September 30,	December 31,
(dollars in thousands except share amounts)	2025	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)
Tangible Common Equity
Total stockholders’ equity (GAAP)	$107,664	$101,880	$88,668
Less: Goodwill	(7,900)	(7,900)	(7,900)
Less: Core deposit intangible	(3,043)	(3,217)	(3,815)
Tangible common equity (non-GAAP)	$96,721	$90,763	$76,953
Common stock shares outstanding	5,666,204	5,651,704	5,651,704
Book value per share (GAAP)	$19.00	$18.03	$15.69
Tangible book value per share (non-GAAP)	$17.07	$16.06	$13.62

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,
(dollars in thousands except share amounts)	2025	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Adjusted Net Income
Net income (GAAP)	$4,392	$4,076	$2,503	$15,842	$7,425
Add:
Merger related expenses	-	-	923	-	2,423
Tax effect of merger related expenses	-	-	(184)	-	(407)
Total adjustments	-	-	739	-	2,016
Adjusted net income	$4,392	$4,076	$3,242	$15,842	$9,441

Adjusted net income, annualized for ratio calculation (non-GAAP)	$17,424	$16,171	$12,898	$15,842	$9,441

Net income, annualized for ratio calculation	$17,424	$16,171	$9,958	$15,842	$7,425

Average total assets	$1,303,483	$1,293,025	$1,213,167	$1,273,515	$1,109,465
Average total equity	$104,936	$100,252	$88,684	$98,012	$85,460
Weighted average shares outstanding	5,588,188	5,584,704	5,557,156	5,585,582	5,557,210

Return on average assets (GAAP)	1.34%	1.25%	0.82%	1.24%	0.67%
Adjusted return on average assets (non-GAAP)	1.34%	1.25%	1.06%	1.24%	0.85%

Return on average equity (GAAP)	16.60%	16.13%	11.23%	16.16%	8.69%
Adjusted return on average equity (non-GAAP)	16.60%	16.13%	14.54%	16.16%	11.05%

Net income per share	$0.79	$0.73	$0.45	$2.84	$1.34
Adjusted net income per share	$0.79	$0.73	$0.58	$2.84	$1.70